Exhibit 5.6

CONSENT OF ROY ECCLES

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Reports titled “Amended Geological Introduction and Maiden Inferred Resource Estimate for Standard Lithium Ltd.’s Lanxess Smackover Lithium-Brine Property in Arkansas, United States” dated November 19, 2018 and amended March 14, 2019, “Amended Geological Introduction and Maiden Inferred Resource Estimate for Standard Lithium Ltd.’s Tetra Smackover Lithium-Brine Property in Arkansas, United States” dated February 28, 2019 and amended March 14, 2019, and “Preliminary Economic Assessment of LANXESS Smackover Project” dated August 1, 2019, which is included in, or incorporated by reference into, the registration statement on Form F-10 of Standard Lithium Ltd. being filed with the United States Securities and Exchange Commission.

/s/ Roy Eccles
Roy Eccles, M.Sc. P. Geol. Chief Operating Officer, Senior Consultant APEX Geoscience Ltd.

Date: September 10, 2021